EXHIBIT 10.1

RELEASE AGREEMENT

My employment with MapLight Therapeutics, Inc. (the “Company”) terminated on June 18, 2026 (the “Separation Date”). I confirm that I have been paid all compensation owed to me for all hours worked for the Company through the Separation Date; I received all the leave and leave benefits and protections for which I was eligible during my employment; and I have not suffered any on-the-job injury for which I have not already filed a claim.

I represent that I have returned all Company equipment, property and documents and any other embodiments of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) (“Company Property”) previously in my possession or control. I acknowledge and agree to continue to abide by my continuing obligations under my Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement.

In exchange for me returning this fully executed Release Agreement (the “Agreement”) to the Company within five (5) business days after I receive it and abiding by its terms, and provided that I timely elect continued coverage under COBRA (or a state equivalent), the Company will pay my COBRA group health insurance premiums for me and my eligible dependents until the earliest of: (a) September 30, 2026; (b) the expiration of my eligibility for continued coverage under COBRA; or (c) the date I become eligible for health insurance coverage in connection with new employment or self-employment.

In consideration for the benefits to be provided to me hereunder, I further agree to release the Company, its predecessors, successors, parents, subsidiaries, and affiliated and associated entities (collectively, the “Company Entities”), and each of the Company Entities’ current and former officers, directors, employees, managers, shareholders, insurers, co-employers, agents and assigns (collectively with the Company Entities, the “Releasees”) from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether known or unknown, arising at any time prior to the date I sign this Agreement (the “Released Claims”). The Released Claims include, but are not limited to all federal and state statutory and common law claims in all jurisdictions, all claims related to my hiring and employment with the Company and the termination of that employment, and all claims for wages, benefits, or any other form of compensation, including any claims under the Company’s Severance and Change in Control Plan. The Released Claims do not include: (1) any rights or claims for indemnification I may otherwise have; (2) any rights which cannot be waived as a matter of law; or (3) any claims arising from breach of this Agreement.

I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have a right to consult an attorney regarding this Agreement and that I was given a reasonable time period of not less than five business days in which to do so. I further acknowledge and agree that, in the event I sign this Agreement prior to the end of the reasonable time period, my decision to accept such shortening of time is knowing and voluntary.

In releasing claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of known and unknown claims.

I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the United States Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), nor prohibits or restrains me from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement. In addition, nothing in this Agreement: (i) prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (ii) waives any rights I may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

Except to the extent permitted by the paragraph above, I also agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company agrees not to disparage me in a manner likely to be harmful to me or my business or personal reputation. I acknowledge and agree that the Company’s obligations under this paragraph are limited to current Company representatives with knowledge of this provision. In addition, nothing in this paragraph or this Agreement is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

I understand and agree that the promises and benefits in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to me or to any other person, and the Company makes no such admission.

I understand that the offer of benefits contained herein will automatically lapse and expire if I do not return this fully executed Agreement to the Company within five (5) business days after I receive it.

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. This Agreement may only be modified by written agreement signed by me and a duly authorized Company officer. If any provision of this Agreement is determined to be unenforceable, in whole or in part, such determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed a waiver of any successive breach or rights hereunder.

Accepted and agreed:

/s/ Vishwas Setia June 18, 2026

Vishwas Setia Date

MapLight Therapeutics, Inc.

/s/ Christohper Kroeger June 18, 2026

By: Christopher Kroeger, M.D. Date

Chief Executive Officer, Founder, Board Member